As Filed with the Securities and Exchange Commission on August 18, 2005

Registration No.: 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIS TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3669062 (I.R.S. Employer Identification Number)

805 Third Avenue
New York, New York 10022
(212) 935-8484
(Address and telephone number of registrant’s principal executive offices)

Robert K. Lifton, Chairman of the Board
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Name, address and telephone number of agent for service)

Copies to:

Ira I. Roxland, Esq.
Stephen E. Fox, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.01 per share	373,543	$16.55	$6,182,136.70	$728
_____________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

__________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 promulgated under the Securities Act of 1933 (“Rule 429”), the prospectus forming a part of this Registration Statement on Form S-3 also relates to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-116360), effective April 15, 2005. The prospectus forming a part of the Registration Statement on such Post-Effective Amendment, pursuant to Rule 429, relates to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-63874), effective on July 17, 2001, the Registrant’s Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), effective on October 17, 2003, the Registrant’s Registration Statement on Form S-3 (Registration No. 333-112623), effective on February 13, 2004, and the Registrant’s Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), effective on November 26, 2002.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: (a) one to be used in connection with an offering of up to 373,543 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for resale by the holders thereof named herein (the “Resale Prospectus”) and (b) one to be used in connection with an offering of (i) up to 286,715 shares of the Registrant’s Common Stock issuable upon exercise of outstanding one year warrants issued in November 2003 and June 2004 (the expiration dates of such warrants having been subsequently extended), which had previously been registered pursuant to the Registrant’s Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), (ii) up to 8,951 shares of the Registrant’s Common Stock issuable upon exercise of outstanding loyalty program warrants issued as part of the Registrant’s September 2002 Shareholder Loyalty Program, which had previously been registered pursuant to the Registrant’s Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), and (iii) up to 1,645,332 shares of the Registrant’s Common Stock for resale by the holders thereof named herein, which had previously been registered pursuant to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-116360) and the Registrant’s Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623) (the “Update Prospectus”).

The complete Resale Prospectus follows immediately. Following the Resale Prospectus are certain pages of the Update Prospectus, which include: (i) an alternate front cover page, (ii) an alternate section entitled “Prospectus Summary—The Offering,” (iii) an alternate section entitled “Selling Stockholders” and (iv) an alternate section entitled “Plan of Distribution.”

All other pages of the Resale Prospectus and the Update Prospectus are the same.

[The following paragraph will appear vertically on the left side of the outside front cover of the preliminary prospectus]

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and offers to buy these securities may not be solicited in any state where the offer or sale is not permitted.

Subject to Completion, dated August 18, 2005

Preliminary Prospectus

MEDIS TECHNOLOGIES LTD.

373,543 Shares of Common Stock

_______________________

This prospectus relates to the offer and sale from time to time of up to 373,543 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such shares, 20,000 shares may be issued upon exercise of outstanding common stock purchase warrants. We are registering these shares as required by the terms of registration rights agreements or arrangements between us and the selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares, or that any of the warrants will be exercised by the holders thereof. We will receive no proceeds from the sale of any of these shares if they are sold by the selling stockholders; however, we will receive an aggregate of $107,000 if the warrants are exercised in full.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” The closing price of our common stock on August 16, 2005 was $16.51 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

              , 2005

SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge portable electronic devices, such as most cell phones (including the most advanced “3G” cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices.

Our first planned consumer fuel cell product, which we call our “Power Pack,” is a disposable, portable auxiliary power source capable of providing power to operate and charge many of the most advanced portable electronic devices. When a device’s battery is running low or is discharged, the Power Pack allows the continued use of the device while at the same time charging the battery. When the Power Pack has depleted its fuel, it can be disposed of by the consumer. By contrast, the military product we are developing and what we anticipate will be a second generation consumer product, is refuelable rather than disposable. When the fuel in those Power Packs is depleted, the user employs a removable fuel cartridge that replaces the fuel and the electrolyte in a matter of seconds.

We are seeking to exploit commercially a medical diagnostic tool called the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. Furthermore, we own patents or other intellectual property rights to other proprietary technologies, some of which we are seeking to develop for commercial exploitation, including our explosive detector device.

We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.

Recent Developments

On July 26, 2005, we completed a private offering of $38,000,000 aggregate principal amount of 6% senior convertible notes due 2010. On August 2, 2005, we completed a private offering of an additional $11,000,000 aggregate principal amount of 6% senior convertible notes due 2010, of which $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of an option granted to the initial purchaser as part of the $38,000,0000 offering, and the remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors.

On July 28, 2005, we announced that ASE International, which is a distributor focusing on drugstores, convenience stores, department stores and airport and duty free shops, issued to us a purchase order totaling over $57,000,000 for delivery of 200,000 Power Packs a month for the first year of availability from our production and 400,000 Power Packs a month for the second year of production. We will not derive any revenues under the purchase order unless and until we commence large-scale manufacturing of the Power Pack, which is expected to commence during the last quarter of 2006.

The Offering

Common stock offered for sale by the selling stockholders	373,543 shares (1)

Common stock to be outstanding after this offering	27,628,346 shares (1)(2)
_______________

(1)	Includes 20,000 shares of common stock underlying warrants.
(2)
Based upon our issued and outstanding shares of common stock as of August 15, 2005. This number excludes 1,404,990 and 2,817,891 shares of our common stock which are issuable upon exercise of our outstanding warrants and options under our stock option plan, respectively. An additional 547,000 shares are reserved for future grants under our stock option plan.

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase shares of our common stock.

We have had limited revenues since inception and none in 1999, 2000, 2001 and 2004, and we cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none in 1999, 2000, 2001 and 2004. Our ability to generate cash is subject to the successful development and commercialization of our fuel cell technologies as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We are unable to determine when we will generate significant revenues from the sale of any of our planned products. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations to fund any of our liquidity needs, including payment of principal and interest on our outstanding indebtedness.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of June 30, 2005, we had an accumulated deficit of approximately $133,894,000.

We may never complete the development of commercially acceptable fuel cell products or develop any of our other technologies into commercially acceptable products.

We do not know for certain when or whether we will successfully complete the development of commercially acceptable fuel cell products for our target markets, or develop any of our other technologies into commercially acceptable products. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy capacity, power density, stability of power output, operating time, reduction of size and weight as well as the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges before we are able to produce a commercially acceptable product.

Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell product. These milestones relate to technology and design improvements as well as to dates for achieving large scale production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, or if our production cannot be achieved in time our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

Generally, we have made technological advances and established production and distribution relationships that met our time table and milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, we have focused primarily on research and development of our fuel cell technologies and are only at the early stages of production engineering for large scale production of our fuel cell products. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a commercial basis. We plan to initially manufacture a limited number of our fuel cell products at our own facilities and move to third-party contract manufacturers for high-volume production. We can offer no assurance that either we, our contract manufacturers or any other party we partner with to volume-produce our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturers are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver same to our proposed contract manufacturer. Although we have established electrode production operations in our facility in Israel, we have not ascertained whether we are capable of production of any of that or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

A commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•	the level to which the capabilities of our fuel cell product has advanced in performance, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•	improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products;

•
regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general, including regulations determining the use of our fuel cell products in an airplane cabin or other consumer uses;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products or producing and supplying components of our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of, or assist in developing components of, our fuel cells. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied on financing activities, principally the sale of our common stock and, recently, our newly-issued senior convertible notes, to fund our research and development activities and operations. Unless we are able to successfully develop and market our technologies and products, we believe this dependence will continue. We believe we have sufficient funding for our operations through 2006. However, we may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating the implementation of our manufacturing lines occur or if we do not generate revenues as we currently contemplate by the end of 2006. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our senior convertible notes and/or our revolving credit facility, if we were to borrow funds under that facility. Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

Conversion of our senior convertible notes will dilute the ownership interests of existing stockholders.

The conversion of some or all of our senior convertible notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We have substantial existing debt and have significant interest payment requirements, which could adversely affect our ability to obtain financing.

In connection with the sale of our senior convertible notes, we incurred $49,000,000 of indebtedness. As a result of this indebtedness, we have for the first time interest payment obligations. The degree of our leverage could adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our ability to successfully commercialize our fuel cell products or any of our other technologies, and generate revenues upon the sale of our products, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Additionally a default under the indenture governing our senior convertible notes could result in an acceleration of our indebtedness and other material adverse effects.

If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

Our success depends to a significant extent upon Zvi Rehavi, Executive Vice President, Gennadi Finkelshtain General Manager of More Energy, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi and $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At June 30, 2005, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be found. We continue to amortize the remaining unamortized balance of our intangible assets of $568,000, with a remaining useful life of approximately 33 months.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for catalyst and electrodes, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

We currently face and will continue to face significant competition.

Our fuel cell product face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government-sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

We expect to be dependent on third party suppliers for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost target. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

In addition, platinum is presently a component of the anode electrode in our fuel cell products. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

FORWARD LOOKING STATEMENTS

Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,”“believe,”“estimate,”“expect,”“plan,”“intend” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth above under the heading “Risk Factors,” which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 373,543 shares of our common stock. Of such shares, 20,000 shares may be issued upon exercise of outstanding common stock purchase warrants.

We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus.

		Common Stock	Shares Beneficially
	Number of Shares	Offered by Selling	Owned After Offering
Name of Selling Stockholder	Beneficially Owned	Stockholder	Number	Percent

Peking Holdings Ltd.(1)	185,666	50,000	135,666	*
Silver Holding Company L.P.(2)	220,000	220,000	0	—
Pristar Enterprises N.V.(3)	198,973	83,543	115,430	*
Power DC(4)	35,000	20,000(5)	15,000	*
_____________

* Less than 1%.

(1)	Gordon Kao has investment control over these securities. Mr. Kao disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(2)	Jack Silver has investment control over these securities. Mr. Silver disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(3)	Fouad Mt Alghanim has investment control over these securities. Mr. Alghanim disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(4)	Michelle Rush, our Vice President of Marketing, is the principal of Power DC and has investment control over these securities.
(5)	Represents shares underlying warrants. Such warrants were issued pursuant to a consulting agreement between us and Power DC entered into prior to Ms. Rush being appointed to her present position.

The shares of common stock and shares underlying warrants that were issued to the selling stockholders are being registered in this offering pursuant to registration rights granted to such stockholders. We have agreed to pay all expenses and costs and comply with our obligation to register the selling stockholders’ shares of common stock. We have also agreed to indemnify and hold harmless certain of the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have no knowledge that any of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that any underwriter or coordinating broker is acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. We will receive an aggregate of $107,000 if the warrants held by Power DC included in this prospectus are exercised in full.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in Medis Technologies Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Medis Technologies management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The 2002 consolidated financial statements of Medis Technologies Ltd. appearing in Medis Technologies’ Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on January 3, 2005;

•	our Current Report on Form 8-K filed with the SEC on January 12, 2005;

•	our Current Report on Form 8-K filed with the SEC on March 18, 2005;

•	our Current Report on Form 8-K filed with the SEC on March 28, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 1, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 26, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 29, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 20, 2005;

•	Item 1.01 and Exhibit 99.1 of Item 9.01 of our Current Report on Form 8-K filed with the SEC on May 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 3, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 7, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 22, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 11, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 22, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 27, 2005;

•	our Current Report on Form 8-K filed with the SEC on July 29, 2005;

•	Item 9.01 and Exhibit 99.1 of Item 9.01 of our Current Report filed with the SEC on August 4, 2005;

•	our Current Report on Form 8-K filed with the SEC on August 8, 2005;

•	the definitive proxy statement relating to our 2005 Annual Meeting of Stockholders dated June 10, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated. “Incorporation by reference” means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

Subject to Completion dated August 18, 2005
ALTERNATIVE PAGE

Preliminary Prospectus

MEDIS TECHNOLOGIES LTD.

1,940,998 Shares of Common Stock

_______________________

This prospectus relates to:

•
286,715 shares of our common stock issuable upon exercise of outstanding one year warrants issued in November 2003 and June 2004 pursuant to our offer to exchange and exercise (the expiration dates of such warrants having been subsequently extended) which were previously registered on our Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801); and

•
8,951 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program, which were previously registered on our Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276).

This prospectus also relates to the offer and sale from time to time of up to 1,645,332 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such shares, 357,382 shares may be issued upon exercise of warrants held by the selling stockholders. All of such shares were previously registered on our Registration Statements on Form S-1 (Registration No. 333-116360) and Forms S-3 (Registration Nos. 333-63874 and 333-112623).

Pursuant to Rule 429 under the Securities Act of 1933, this prospectus updates the above-mentioned Registration Statements and only includes shares of our common stock previously registered by us pursuant to such Registration Statements.

Registering these shares does not mean, in the case of any warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

We will receive aggregate proceeds of approximately $2,750,000 if all of the one year warrants are exercised and $48,400 if all of the loyalty program warrants are exercised. We will receive no proceeds from the sale of any of the selling stockholder shares if the selling stockholders sell them. However, we will receive proceeds of up to $6,400,000 if all of the warrants which relate to the common stock being offered by the selling stockholders listed in this prospectus are exercised.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” The closing price of our common stock on August 16, 2005 was $16.51 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

              , 2005

ALTERNATIVE PAGE

The Offering

Common stock offered by us upon exercise of outstanding warrants	295,666 shares (1)

Common stock offered for sale by the selling stockholders	1,645,332 shares (2)

Common stock to be outstanding after this offering	28,261,394 shares (2)(3)
_______________

(1)
Includes 286,715 shares of our common stock issuable upon exercise of outstanding one year warrants issued in November 2003 and June 2004 pursuant to our offer to exchange and exercise, and 8,951 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program.

(2)	Includes 357,382 shares of common stock underlying warrants.
(3)
Based upon our issued and outstanding shares of common stock as of August 15, 2005. This number excludes 771,942 and 2,817,891 shares of our common stock which are issuable upon exercise of additional outstanding warrants and outstanding options granted under our stock option plan, respectively. An additional 547,000 shares are reserved for future grants under our stock option plan.

Registering these shares does not mean, in the case of any warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

The exercise price of the one year warrants is $9.60 per share and the exercise price of the loyalty program warrants is $5.41 per share. We will receive aggregate proceeds of approximately $2,750,000 if all of the one year warrants are exercised and $48,400 if all of the loyalty program warrants are exercised. We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $6,400,000 if all of the warrants which relate to the common stock being offered by the selling stockholders listed in this prospectus are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

ALTERNATIVE PAGE

SELLING STOCKHOLDERS

We are registering, for the account of the selling stockholders indicated below, an aggregate of 1,645,332 shares of our common stock, including 357,382 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders’ shares of common stock.

The selling stockholders listed in Selling Stockholder Table A below each received their shares in January 2004 as part of a private offering of our common stock in which we sold 1,425,000 shares of common stock for aggregate proceeds of approximately $14,580,000. The shares listed in Selling Stockholder Table A for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-112623). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

The selling stockholders listed in Selling Stockholder Table B below each received their shares and common stock purchase warrants in May 2001 as part of a private offering of our securities in which we sold 413,500 shares of our common stock and warrants to purchase an additional 413,500 shares of our common stock at an exercise price of $18.00 per share, for aggregate proceeds of approximately $6,600,000. The shares listed in Selling Stockholder Table B for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-63874). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

The shares listed in Selling Stockholder Table C below represent shares issued upon exercise of warrants issued in private offering(s). The selling stockholders each received warrants as part of one or more private offerings of our securities in March 1998 through December 31, 1999, pursuant to which we sold an aggregate of 577,002 units at a purchase price per unit of $12.00, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at an exercise price of $5.00. The shares listed in Selling Stockholder Table C for resale were previously registered pursuant to our Registration Statement on Form S-1 (Registration No. 333-116360). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

We believe, based on information supplied by the following persons, that the persons named in these tables have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of each of these tables assumes the sale of all of our shares offered by this prospectus listed in that table. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to these tables, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

Selling Stockholder Table A

		Common Stock	Shares Beneficially
	Number of Shares	Offered by Selling	Owned After Offering
Name of Selling Stockholder	Beneficially Owned	Stockholder	Number	Percent
Sherleigh Associates Profit Sharing Plan(1)	37,981	37,981	—	—
SLS Offshore Fund Ltd.(2)	359,000	359,000	—	—
SLS Investors LP(2)	141,000	141,000	—	—
MLIIF New Energy Fund	408,500	23,000	385,500	*
ML New Energy Technology Fund	330,829	180,000	150,829	*
ML Natural Resources Hedge Fund	23,000	23,000	—	—
__________

* Less than 1%

(1)	Jack Silver has investment control over these securities. Mr. Silver disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(2)	Scott Swid has investment control over these securities. Mr. Swid disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Selling Stockholder Table B

		Common Stock	Shares Beneficially
	Number of Shares	Offered by Selling	Owned After Offering
Name of Selling Stockholder	Beneficially Owned	Stockholder	Number	Percent
CVF, LLC(1)	2,532,543(2)	125,000(3)	2,407,543	8.61
Peking Holdings Ltd.(4)	185,666	75,000(3)	110,666	*
Richard M. Sepler(5)	2,000	2,000(3)	—	—
Howglo LP(6)	82,480	11,550(7)	70,930	*
Jane Katcher, Trustee under 1999 Trust FBO Elizabeth Katcher(6)	23,002	3,694(8)	19,308	*
Jane Katcher, Trustee under 1999 Trust FBO Katherine Katcher(6)	23,002	3,694(8)	19,308	*
Jane Katcher, Trustee under 1999 Trust FBO Margaret Katcher(6)	23,002	3,694(8)	19,308	*
Louis Perlmutter	69,231	62,500(3)	6,731	*
Sherleigh Associates Profit Sharing Plan(9)	67,981	60,000(3)	7,981	*
Pristar Enterprises N.V.(10)	198,973	60,000(3)	138,973	*
Martin Lifton	294,213	20,000(3)	274,213	*
Overseas Holdings, Inc.(11)	350,377	80,000(3)	270,377	*
David H. Hirsch & Gerald Cohen as Tenants in Common	12,000	12,000(3)	—	—
Investcom International Corp.(12)	62,500	62,500(3)	—	—
Stanley Spielman	145,847	40,000(3)	105,847	*
HDG Associates(13)	12,500	12,500(3)	—	—
MBK Partners Inc.(14)	43,272	10,000(3)	33,272	*
Anthony E. Meyer	17,484	12,500(3)	4,984	*
Sabbatical Ventures LLC(14)	20,000	20,000(3)	—	—
Kenneth Moskowitz	14,245(15)	12,500(3)	1,745	*
Leonard Moskowitz	200,779(16)	12,500(3)	188,279	*
Israel Aircraft Industries Ltd.(17)	5,553,957(18)	25,000(3)	5,528,957	19.78
Patrick Lang	32,177(19)	3,000(3)	29,177	*
__________

* Less than 1%

(1)
Based on a Schedule 13D filed with the SEC on September 2, 2003 and a Form 4 filed with the SEC on November 17, 2003, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock. These shares and shares underlying warrants are held of record by CVF. Based on such filings:

•	Richard C. Goodman is the Executive Manager of CVF.

•	Longview Management Group, LLC provides investment advisory services to CVF.

•	James A. Star is president of Longview Management Group.

•	The Edward Memorial Trust is a majority equity owner of Longview Management Group, LLC.

•	Geoffrey F. Grossman is the trustee of The Edward Memorial Trust.
(2)	Includes 242,742 shares underlying warrants not yet exercised.
(3)	One-half of such shares represent shares underlying outstanding common stock purchase warrants.
(4)	Gordon Kao has investment control over these securities. Mr. Kao disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(5)	Upon the death of Howard R. Scharlin, the shares and warrants owned by Mr. Scharlin were transferred by Mr. Scharlin’s estate to Richard M. Sepler.
(6)	Gerald Katcher has investment control over these securities. Mr. Katcher disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(7)	2,175 of such shares represent shares underlying outstanding common stock purchase warrants.
(8)	569 of such shares represent shares underlying outstanding common stock purchase warrants.
(9)	Jack Silver has investment control of these securities. Mr. Silver disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(10)	Fouad Mt Alghanim has investment control of these securities. Mr. Alghanim disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(11)
Overseas Holdings, Inc. succeeded to the rights and interests of Venture Invest LLC. Dr. Musalem has investment control of these securities. Dr. Musalem disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(12)	Nemir Kidar has investment control of these securities. Mr. Kidar disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(13)	Herbert Goldsmith has investment control of these securities. Mr. Goldsmith disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(14)	William Kaye has investment control of these securities. Mr. Kaye disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(15)	Includes 5,984 shares held by the Kenneth Moskowitz Family Limited Partnership.
(16)	Includes 170,642 shares held by the Leonard Moskowitz Family Limited Partnership.
(17)	Israel Aircraft Industries Ltd. is our largest single stockholder. Voting control of Israel Aircraft is held by the State of Israel.
(18)	Includes 37,500 shares underlying warrants not yet exercised.
(19)	Includes 29,702 shares held in joint tenancy with Marguerite Lang.

Selling Stockholder Table C

		Common Stock	Shares Beneficially
	Number of Shares	Offered by Selling	Owned After Offering
Name of Selling Stockholder	Beneficially Owned	Stockholder	Number	Percent
Irwin Kaplan	19,509	19,509	—	—
Leonard Moskowitz	200,779(1)	30,000	170,779(1)	*
Edwin Wachtel	22,099	15,299	6,800	*
Arthur Borden	32,774	8,750	24,024	*
Barry Newman	19,967	6,765	13,202	*
Marcia Ross	5,625	5,625	—	—

IT FBO Elizabeth A. & Amy S. Weisser Philip Weisser Trust 1-8-94 (2)	32,452	9,375	23,077	*
Victor Savitsky	30,000	30,000	—	—
Mark Sonder	7,013	7,013	—	—
Roslyn Sonder	25,036	18,962	6,074	*
Anthony Borden	4,447	47	4,400	*
Erica Baird	6,832	140	6,692	*
Ross Borden	7,717	140	7,577	*
Lindsay Borden	5,149	47	5,102	*
Caron Berwind	293	47	246	*
__________

* Less than 1%.

(1)	Includes 170,642 shares held by the Leonard Moskowitz Family Limited Partnership.
(2)
Philip Weisser, a director of our company, is a trustee of this trust. Mr. Weisser has investment control over these securities. Mr. Weisser disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$728
Legal Fees and Expenses	6,000*
Accounting Fees and Expenses	4,000*
Printing Expenses	1,000*
Miscellaneous Expenses	3,000*
Total	$15,000*

__________

* Estimated

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Registrant(1)

4.2	Restated Bylaws of Registrant(1)

4.3	Form of certificate evidencing shares of common stock of Registrant(1)

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP*

23.1	Consent of Kost, Forer, Gabbay & Kasierer

23.2	Consent of Ernst & Young LLP

23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)*

24.1	Power of Attorney (comprises a portion of the signature page to this Registration Statement)

__________

* To be filed by amendment.

(1)	Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-83945) of Registrant and incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 18, 2005.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Robert K. Lifton
Robert K. Lifton
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Lifton and Howard Weingrow, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

_______________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert K. Lifton Robert K. Lifton	Chairman of the Board, Chief Executive Officer and Secretary (Principal Executive Officer)	August 18, 2005

/s/ Howard Weingrow Howard Weingrow	President, Treasurer and Director	August 18, 2005

/s/ Jacob S. Weiss Jacob S. Weiss	Senior Vice President-Business Development and Director	August 18, 2005

/s/ Israel Fisher Israel Fisher	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	August 18, 2005

/s/ Michael S. Resnick Michael S. Resnick	Senior Vice President and Controller (Principal Accounting Officer)	August 18, 2005

/s/ Amos Eiran Amos Eiran	Director	August 18, 2005

/s/ Zeev Nahmoni Zeev Nahmoni	Director	August 18, 2005

/s/Jacob E. Goldman Jacob E. Goldman	Director	August 18, 2005

/s/Philip Weisser Philip Weisser	Director	August 18, 2005

/s/Mitchell H. Freeman Mitchell H. Freeman	Director	August 18, 2005

/s/Steve Barnett Steve Barnett	Director	August 18, 2005